Exhibit 10.2

May 24, 2017

Mr. Michael A. Gray
Senior Vice President, Store Operations
Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192

Cash Incentive Agreement

Dear Mike:

Sears Hometown and Outlet Stores, Inc. (the “Company,” “we,” “our,” or “us”) is pleased to offer you a cash incentive, on the terms and conditions of this letter agreement, to which we and you agree.

1.The cash incentive will be payable to you as follows, subject to the terms and conditions of this letter agreement. If we determine in our reasonable discretion that you have achieved the Performance Measure (defined in paragraph 2 below) by October 28, 2017 we will pay to you $75,000 in cash (less applicable withholdings) on, or as soon as practicable after, that date (the “October Incentive”). If we determine in our reasonable discretion that you have not achieved the Performance Measure by October 28, 2017 then we will have no obligation to pay the October Incentive to you. If we have no obligation to pay to you the October Incentive but thereafter we determine in our reasonable discretion that you have achieved the Performance Measure by January 27, 2018 we will pay to you $50,000 in cash (less applicable withholdings) on, or as soon as practicable after, January 27, 2018 (the “January Incentive”). If we determine in our reasonable discretion that you have not achieved the Performance Measure by January 27, 2018 then we will have no obligation to pay the January Incentive to you. Whichever of the October Incentive or the January Incentive is payable (if either is payable) in accordance with, and subject to, this letter agreement is the “Incentive.” Whichever of the payment dates for the Incentive is applicable in accordance with this paragraph 1 (if either is applicable) is referred to as the “Payment Date.”

2.For the purposes of this letter agreement, “Performance Measure” means that, in accordance with the Master Services Agreement dated as of April 4, 2015 between the Company and Capgemini America, Inc., as amended (the “MSA”), Capgemini has successfully built the Enterprise Solution with respect to the Primary Releases only after Capgemini (i) has developed all necessary enhancements, integrations, configurations, and other code (the “Development”) that are required by the Solution Design Documents and that the Company has reviewed and accepted and (ii) the Development has been tested, accepted by the Company, and delivered by Capgemini to the Company for use in its production environment. “Enterprise Solution” and “Solution Design Documents” are defined in the MSA. “Primary Releases” means the seven releases associated with the Enterprise Solution that are specified in section 1.0 of the Amended and Restated Attachment 13-A to the MSA, excluding all deferred development objects to which exclusions the Company has agreed in writing as of the date of this letter agreement or agrees in writing prior to May 30, 2017.

3.If prior to the Payment Date either you voluntarily terminate your employment with the Company for Good Reason or the Company terminates your employment without Cause, we will pay the Incentive to you. If prior to the Payment Date either you voluntarily terminate your employment with the Company other than for Good Reason or the Company terminates your employment for Cause, you will forfeit the Incentive and we will have no obligation to pay the Incentive to you. If we pay to you the Incentive and within one year after the Payment Date the Company terminates your employment for Cause, you will repay the Incentive to the Company. “Good Reason” means that, without your written consent, your annual base salary in effect on the date of this letter agreement is reduced by ten percent or more or your place of employment is relocated by the Company to a business location that is more than fifty miles from the Company’s offices located at 5500 Trillium Boulevard, Hoffman Estates, Illinois. “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as reasonably determined by the Company) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by you in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with the Company.

4.Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate the employment at any time, with or without Cause, and with or without notice to you. Neither this letter agreement nor the Incentive has any effect on the at-will nature of your employment.

5.This letter agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this letter agreement. This letter agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

6.This letter agreement may not be amended or modified except in writing signed by the Company and you. This letter agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

7.This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

You are a valuable member of our team and we look forward to your continued employment with us.

Agreed to and accepted: /S/ MICHAEL A. GRAY Michael A. Gray Dated: May 24, 2017	Very truly yours, SEARS HOMETOWN AND OUTLET STORES, INC. By: /S/ WILL POWELL Will Powell Chief Executive Officer and President